MASTER AGREEMENT

         This Master Agreement (the "Agreement") is made and entered into as of the 30th day of December, 1998, by and among AutoPrime, Inc., a Delaware corporation, ("AutoPrime"), AutoCorp Equities, Inc., a Nevada corporation ("AutoCorp"), Consumer Investment Corporation, an Arizona corporation ("CIC"), Lenders Liquidation Centers, Inc., an Arizona corporation ("LLCI"), William O. Merritt, ("Merritt"), Dennis W. Miller,("Miller"), Andrew J. Kacic, ("Kacic"), Vincent W. Bustillo, ("Bustillo"), Wayne McLaws ("McLaws") and Efrain Diaz, ("Diaz") (Merritt, Miller, Kacic, Bustillo, Diaz and McLaws are sometimes collectively referred to in this Agreement as the "Merritt Group"). In addition to this Master Agreement, the parties have agreed to execute and deliver various "Additional Documents" defined as any and all documents, instruments and agreements to be delivered in connection with the consummation of this Agreement, whether prior to, at, or subsequent to the execution and delivery of this Agreement including, without limitation, the documents listed on Exhibit "A" attached hereto.

                                 R E C I T A L S

         A. The authorized capital of AutoCorp consists of 110,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value. Of the 110,000,000 shares of Common Stock, based upon the Stockholder's List supplied by AutoCorp's transfer agent dated December 10, 1998 (the "Shareholder's List"), 5,498,348 shares are issued and outstanding (including 20,000 shares held by Consumer Insurance Company, an affiliate), and 563,000 shares are issued but held in the treasury of AutoCorp. No shares of Preferred Stock have been designated or issued. However, the Board of Directors of AutoCorp has the authority to designate and set the terms of any series of Preferred Stock, and shall designate and set the terms of 6,428,776 shares of series A Preferred Stock and issue the same as a part of this Transaction.

         B. Based on the Shareholder's List the Merritt Group owns or controls 3,605,500 shares (approximately 65.6%) of the 5,498,348 outstanding Shares of Common Stock of AutoCorp, a portion of which was purchased in 1997, by Merritt and Miller from Bustillo, Diaz and McLaws pursuant to certain Stock Purchase Agreements and related Promissory Notes.

         C. AutoCorp is the parent corporation of CIC and LLCI. The Merritt Group also controls the Board of Directors and Management of AutoCorp, but, as a part of this Agreement, shall resign as directors, officers and employees of AutoCorp. As such, prior to closing they also control CIC and LLCI, and, following closing, will continue to control CIC and LLCI (as well as the other "Companies", as defined in a certain Bill of Sale and Assignment of even date), but shall no longer have control of AutoCorp.



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         D.  AutoCorp,  CIC and LLCI (the "Makers") are indebted to AutoPrime on three (3) promissory notes (the "Notes") aggregating $3,428,550.14 in unpaid principal amount. The Notes are as follows:

                           (1) That certain  Promissory  Note effective  October
                  31, 1997, in the principal amount of $100,000, wherein the Makers are AutoCorp Equities, Inc., Lenders Liquidation Centers, Inc. and Consumer Investment Corporation, and the Payee is AutoPrime, Inc., which note has a current principal balance of $69,374.96.

                           (2) That certain Secured Line of Credit Note effective October 31, 1997, in the principal amount of $450,000, wherein the Makers are AutoCorp Equities, Inc., Lenders Liquidation Centers, Inc. and Consumer Investment Corporation, and the Payee is AutoPrime, Inc., which note has a current principal balance of $416,464.69.

                           (3) That certain  Promissory  Note effective  October
                  31, 1997, in the principal amount of $3,000,000, wherein the Makers are AutoCorp Equities, Inc., Lenders Liquidation Centers, Inc. and Consumer Investment Corporation, and the Payee is AutoPrime, Inc., which note has a current principal balance of $2,878,550.14.

                           (4) Accrued  interest,  at December 30, 1998,  on all
                  three notes is $137,044.13.

         E. The Notes are collaterally secured pursuant to that certain Security Agreement effective October 31, 1997, between the Makers and AutoPrime (the "1997 Security Agreement").

         F. The Merritt Group has guaranteed the Notes by a Guaranty dated October 31, 1997 (the "Merritt Group Guaranty").

         G. The Merritt Group has pledged 600,000 shares of AutoCorp Common Stock to AutoPrime to secure the Notes. Such pledge was made pursuant to a Pledge Agreement dated October 31, 1997 (the "Merritt Group Pledge Agreement"), which Pledge Agreement shall be terminated and rescinded.

         H. AutoCorp is indebted as a guarantor, to AutoPrime for at least $1,787,709.11 of cash advances and expenditures, as well as "repurchase debt" arising out of transactions by which, prior to December 30, 1998, numerous retail installments contracts secured by motor vehicles which have become delinquent and whose repurchase have been guaranteed by AutoCorp and its subsidiaries, AutoCorp shall unconditionally tender, contemporaneously with closing, 1,787,709 shares of its Series A Preferred Stock in full satisfaction of such debt.


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         I. CIC and LLCI are indebted to AutoPrime  for at least  $2,000,000  of cash advances, expenditures and other "repurchase obligations" (separate and apart from those obligations described in the foregoing Recital H which are also guaranteed by AutoCorp.), as well as other obligations arising and to arise from past and future business relationships. AutoCorp, for the benefit of CIC and LLCI, shall unconditionally tender, contemporaneously with closing, 1,290,776 shares of its Series A Preferred Stock and 1,091,113 shares of its Common Stock in satisfaction of $2,000,000 of such debt. Such tender shall be accepted by AutoPrime upon AutoPrime's receipt of approvals from the Office of Thrift Supervision and any other governmental agency having jurisdiction and/or supervision over approval of the receipt of securities by a bank-controlled subsidiary. In the event such approval is not received by AutoPrime on or before June 1, 1999, AutoPrime shall notify AutoCorp, CIC and LLCI that the tender is rejected, and the debt presently satisfied by AutoCorp's stock tender shall be reinstated on the books of CIC, LLCI and AutoPrime, and shall thereupon be immediately due and payable with interest at eight percent (8%) per annum, by CIC and LLCI to AutoPrime.

         J. CIC is indebted to certain debenture holders in an aggregate principal amount of approximately $2,400,000.00, plus accrued interest of approximately $450,000.00. An Exchange Trust is being created for two separate purposes: one for the purpose of making available to the debenture holders Common Stock of AutoCorp to be used by CIC to exchange for such debentures on the basis of one (1) share of AutoCorp Common Stock for each $4.00 of principal amount of debenture debt, and the other purpose being to hold 1,290,776 shares of AutoCorp Series A Preferred Stock and the 1,091,113 shares of AutoCorp Common Stock tendered by AutoCorp to AutoPrime subject to the "Unconditional Tender of AutoCorp Preferred and Common Stock" listed on Exhibit "A" attached hereto.

         K. Bustillo, Diaz and McLaws shall release Merritt and Miller from their respective purchase money obligations arising from the completed and irrevocable prior sale of AutoCorp stock to Merritt and Miller.

         L. All parties understand and acknowledge the attributes and conversion provisions pertaining to the Series A Preferred Stock are detailed in the Certificate of Designation included in the Additional Documents.

         M. Due to the complexity of the transaction, and the numerous obligations which will continue to be owed to AutoCorp, and will arise in the future, CIC and LLCI shall ratify their existing and future obligations and shall generally indemnify AutoCorp against any and all losses or damages.

         N. Because AutoPrime is relying upon the represented $3,500,000.00 value of the Series A Preferred Stock as a material inducement to AutoPrime's participation in the Transaction, AutoCorp has agreed to maintain that value pursuant to an Agreement to Issue Additional Preferred Stock, one of the Additional Documents.


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         O. Finally,  ACE Motor Company and AutoCorp Financial  Services,  Inc.,
subsidiaries of AutoCorp which are being retained by AutoCorp and which are not being transferred to Miller and Merritt, contemporaneously with the closing of the Transaction, as defined below, are purchasing certain assets of one of the Companies, Lenders Auto Resale Centers of Texas, Inc., upon the terms and conditions specified under the heading "Austin Documents" in the Additional Documents listed on Exhibit "A" attached hereto.

         The parties are entering into the transaction described herein (the "Transaction") for the purpose of realigning variety of business, corporate and debt relationships, all for their mutual benefit.


                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1
                           ELEMENTS OF THE TRANSACTION

         1.1 Redemption of Merritt Group Stock. Merritt and Miller hereby sell, transfer and assign to AutoCorp, and AutoCorp shall redeem from them, free and clear of all Liens, an aggregate of 2,653,500 shares of Common Stock of AutoCorp (the "Merritt Stock"). In addition, Merritt and Miller shall, and do hereby, sell, transfer and assign to AutoCorp, free and clear of all Liens, any other equity securities of AutoCorp, including, without limitation, any claims they may have to receive any additional shares of capital stock of AutoCorp through options, warrants, earnouts or any other mechanism, save and except (i) 300,000 shares of the Common Stock to be retained by Merritt out of the Common Stock presently registered in his name, and (ii) 300,000 shares of Common Stock to be acquired by Miller from (a) CIC Fund V, Inc. (200,000 shares) and (b) John Mitchell (100,000 shares). As used in this Agreement, the term "Lien" means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, claim, right of first refusal, option, charge, agreement, easement, right-of-way, limitation, reservation, restriction and other encumbrance of any kind.

         1.2 AutoCorp shall quitclaim to Merritt and Miller all of its right, title and interest in and to the issued and outstanding shares of common stock of CIC, LLCI, and Consumer Insurance Services, Inc., and other specifically named subsidiaries (the "Companies" described in the Additional Document entitled "Bill of Sale and Assignment"), save and except only stock issued and to be issued by AutoCorp and any of its subsequently created or acquired subsidiaries and affiliates The common stock being quitclaimed to Miller and Merritt pursuant to the bill of Sale and Assignment is collectively referred to herein as the "CIC Stock". This transfer is to be made on a quitclaim basis without any representation or warranty whatsoever.



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         1.3 By separate  document,  AutoPrime  shall release  AutoCorp from the
Notes described in Recital D, above.

         1.4 AutoCorp shall issue to CIC and LLCI and CIC and LLCI shall pledge to AutoPrime 3,500,000 shares of Series A Non-Cumulative Convertible Preferred Stock ("Series A Preferred").

         1.5 CIC and LLCI shall deliver to AutoCorp a General Indemnity Agreement of even date herewith.

         1.6 AutoCorp shall establish and issue an aggregate of 3,117,000 shares of Common Stock from its treasury to Charles Norman, as Trustee under Voting Trust Agreement I, Voting Trust Agreement II and Exchange Trust Agreement, pursuant to, and for the benefit of those beneficiaries named in said Trust Agreements, as follows:

             (j)      to Voting Trust I         -           350,000 shares
             (k)      to Voting Trust II        -           350,000 shares
             (l)      to Exchange Trust         -         2,517,000 shares

         1.7 Contemporaneously with the December 30, 1998, closing of this Transaction, AutoCorp shall unconditionally tender to AutoPrime 1,091,113 shares of its Common Stock and 1,290,776 shares of its Series A Preferred Stock in exchange for a release of its of $2,000,000 ($709,224 attributed to the Common Stock at $0.65/share and $1,290,776 attributed to the Series A Preferred at $1.00/share) owned by LLCI and CIC and arising from advances, expenditures and a"repurchase indebtedness" (and described in Recital I above), and guaranteed by AutoCorp. Such tender (i) may be accepted by AutoPrime in whole or in part at any time on or before December 31, 1999, or (ii) shall be accepted by AutoPrime upon AutoPrime's receipt of approvals from the Office of Thrift Supervision and any other governmental agency having jurisdiction and/or supervision over approval of the receipt of securities by a bank-controlled subsidiary. In the event, (i) such approval is not received by AutoPrime on or before December 31, 1999 and (ii) AutoPrime elects not to accept AutoCorp's tender, then, AutoPrime shall notify AutoCorp, CIC and LLCI that the tender is rejected, and the debt presently satisfied by AutoCorp's stock tender shall be reinstated on the books of CIC, LLCI and AutoPrime, and shall thereupon be immediately due and payable, with interest at eight percent (8%) per annum from December 31, 1998, by CIC and LLCI to AutoPrime. This "repurchase indebtedness" is separate from the Notes and other indebtedness arising from the Master Servicing Agreement pertaining to contracts originated by Lipshy Motorcars, Inc.

         AutoPrime shall immediately release AutoCorp from its related guaranty, all as evidenced by an Additional Document entitled "Release of AutoCorp Guaranty of $2,000,000 Debt", and all being subject to the terms of the "Unconditional Tender of AutoCorp Preferred and Common Stock" listed on Exhibit "A" attached hereto.



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



         1.8 CIC and LLCI each covenant and agree to use their best efforts to effect an exchange of CIC's outstanding Debentures for as many shares of the 1,425,887 shares of AutoCorp Common Stock held for that specific purpose in the Exchange Trust as may be needed up to December 31, 1999, at which time any shares unneeded for such conversion shall be released from the Exchange Trust and delivered free and clear of all Liens and trust restrictions as AutoPrime shall direct in writing. The exchange rate for conversion of Debentures into Common Stock shall be $4.00 of the principal amount of Debenture debt for each one (1) share of Common Stock.

         1.9 Merritt and Miller shall pledge the CIC Stock to AutoPrime pursuant to a certain Pledge Agreement of even date. The pledge is made to secure (a) all debts and obligations of Miller, Merritt, CIC, and LLCI to AutoPrime, (b) any guaranty by Miller or Merritt of debts or obligations of CIC or LLCI to AutoPrime, and (c) the representations and warranties of Merritt and Miller made in paragraph 2 of this Agreement. "CIC Stock" is defined as those shares of stock being assigned by AutoCorp to Merritt and Miller pursuant to paragraph 1.2, above.

         1.10 At closing, Merritt and Miller shall resign as officers and employees of AutoCorp and Miller shall resign as director.

         1.11 Contemporaneously with the December 30, 1998, closing of this Transaction and by separate document, AutoPrime shall acknowledge its release of AutoCorp's guaranty of $1,787,709.11 "repurchase debt"owed by LLCI and CIC as described in an Additional "document subtitled "Release of AutoCorp Guaranty of $1,787,709.11 Debt", and, in exchange, AutoCorp shall unconditionally tender and deliver to AutoPrime 1,787,709 shares of AutoCorp Series A Preferred Stock subject to the terms and conditional in the "Unconditional Tender of AutoCorp Preferred and Common Stock" list on Exhibit "A" attached hereto.

         1.12 By a certain "Agreement to Issue Additional Preferred Stock" of even date herewith, AutoCorp shall covenant and agree to issue jointly to CIC and LLCI such additional shares of Series A Preferred Stock as may be necessary from time to time to maintain $3,500,000 in value, as described in such agreement, all of which Series A Preferred Stock shall be immediately pledged to AutoPrime to secure all debts owed and to be owed by CIC and LLCI to AutoPrime. Such covenant is made on the terms and conditions set forth in such agreement.

         1.13 By separate document, AutoPrime shall release the Merritt Group from the Merritt Group Pledge Agreement and shall direct the return to Merritt and Miller of the certificates evidencing the 600,000 shares of pledged Common Stock of AutoCorp, which 600,000 shares of Common Stock shall be transferred and assigned by Merritt and Miller to AutoCorp as a part of the transaction described in paragraph 1.1 above.

         1.14 In that certain Ratification of Obligations of even date herewith, CIC and LLCI shall ratify all their debts and obligations to AutoPrime.


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



         1.15 In that certain Pledge Agreement of even date herewith, CIC and LLCI shall pledge to AutoPrime 3,500,000 shares of Series A Preferred and CIC shall pledge to AutoPrime the Certificate of Beneficial Interest in the Exchange Trust , all to secure their co-maker obligations under the Notes and any other obligations they, or either of them, may now or hereafter owe to AutoPrime.


                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF MERRITT GROUP

         2.1 General. CIC, LLCI and Merritt Group jointly and severally represent and warrant to AutoCorp and AutoPrime that the representations and warranties set out in this Article 2 are true and correct on and as of the date of this Agreement.

         2.2 Title to the Merritt Stock. Merritt, Miller and AutoCorp each have good, absolute and marketable title in and to all securities being issued pursuant to this Agreement and hold the same free and clear of all Liens. Each issuer hereunder has complete and unrestricted right, power and authority to sell, transfer and assign the securities described in this Agreement. The delivery of the Merritt Stock to AutoCorp, as herein contemplated, will vest in AutoCorp good, absolute and marketable title to all the Merritt Stock, free and clear of all Liens. This Agreement constitutes the legal, valid and binding obligation of the Merritt Group.

         After transferring the Merritt Stock, except for an additional 600,000 shares of Common Stock of AutoCorp being retained by Merritt and Miller as hereinabove described, neither Merritt nor Miller have any rights or claim of any kind to any equity securities of any kind of AutoCorp. Specifically, neither Merritt nor Miller have any claim to now or hereafter directly or indirectly own, claim or receive any additional shares of capital stock of AutoCorp by or through trusts, third parties holdings, options, warrants, rights, convertible securities, earnouts or any other mechanism or device.. In addition, neither Merritt nor Miller know of any other person or entity who has any claim to receive any additional shares of capital stock of AutoCorp by any mechanism or device, save and except those shares specifically described in this Agreement (and Additional Documents) and for only the number of shares stated, or as shown, as registered owners of AutoCorp common stock, on the shareholder list (the "Shareholder List") dated December 10, 1998, which Shareholder List is incorporated herein.


         2.3 Authorizations. The Merritt Group, and each of them, has the requisite power and authority to enter into this Agreement, as well all other Additional Documents. This Agreement and the Additional Documents have been duly executed and delivered by the Merritt Group and constitute a legal, valid and binding obligation of the Merritt Group, enforceable against the Merritt Group in accordance with their terms, except as may be limited by bankruptcy, reorganization,


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insolvency and similar laws of general application  relating to or affecting the enforcement of rights of creditors.

         2.4 Power of Attorney. Each of the Merritt Group hereby names Charles Norman as their respective attorney-in-fact for the specific and limited purpose of consummating, completing and implementing this Agreement. To that end, he is hereby given the authority and direction to execute and deliver all documents and other writings, including the Additional Documents, and to take any and all actions which may be necessary or useful in consummating, completing or implementing this Agreement.

         2.5 Consents. Each party hereto may execute, deliver and perform this Agreement and the transactions contemplated by it, including without limitation, execution, delivery and performance of the Additional Documents to which each of them is a party, without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or make any filing or declaration.

         2.6 Binding Effect. The execution, delivery and performance of this Agreement and the Additional Documents by any party hereto does not and will not
(a) constitute a violation of any statute, judgment, order, decree or regulation or rule of any governmental body applicable or relating to the them, or (b) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, mortgage, deed of trust, commitment, license, franchise, permit, authorization or any other instrument or obligation to which any of them is a party or by which their respective assets are bound, or an event which with notice, lapse of time, or both, would result in any conflict, breach, default or right or other than those breaches, defaults or violations which the any party shall have cured on or before the Closing.

         2.7 Litigation, Investigations, Etc. There are no pending or threatened claims, actions, suits or proceedings, whether in equity or in law, or governmental or administrative investigations pending, or to the best knowledge and belief of any party hereto which would have any effect on this Agreement or the transactions contemplated by this Agreement

         2.8 Taxes and Tax Liens. There are no federal, state or local tax liens or related notices filed against any of CIC, LLCI and the Merritt Group, and none of CIC, LLCI and the Merritt Group have not been notified of any fact or circumstance which would give any federal, state or local taxing authority the right to file any such lien or notice.

         2.9 Accuracy of Information. No representation or warranty by CIC, LLCI and the Merritt Group contained in this Agreement or the Additional Documents, and no statement contained in any certificate or other instrument delivered or to be delivered by any of them to AutoCorp or AutoPrime pursuant to this Agreement or in connection with the transactions contemplated by this


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Agreement  contains or will contain any untrue  statement of a material  fact or omits or will omit to state any material fact necessary in order to make the statements contained in this Agreement not misleading.

         2.10 Books and Records. CIC, LLCI and the Merritt Group, and each of them, represent that each has previously delivered to AutoCorp all AutoCorp books, records, financial information, corporate documents, and other materials in their possession or under their control.



                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF CIC AND LLCI

         3.1 General. CIC and LLCI jointly and severally represent and warrant to AutoCorp and AutoPrime that the representations and warranties set out in this Article 3 are true and correct on and as of the date of this Agreement.

         3.2 Corporate Standing. CIC and LLCI are each corporations duly organized, validly existing and in good standing under the laws of the State of Arizona, and each has all requisite corporate power and authority to carry on its business as the same is now being conducted and to own its property as the same is now used.

         3.3 Authorizations. CIC and LLCI each have all the requisite corporate power and authority to enter into this Agreement, as well as the Additional Documents, and to carry out their obligations under this Agreement and the Additional Documents. This Agreement and the Additional Documents have been duly authorized, executed and delivered by CIC and LLCI and constitute legal, valid and binding obligations of CIC and LLCI, enforceable against them in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

         3.4  Litigation,  Investigations,  Etc.  There are no  actions,  suits, proceedings or claims filed or, pending or threatened, governmental or otherwise, against any of the Merritt Group, CIC or LLCI which would prevent the carrying out of this Agreement or any of the transactions contemplated by this Agreement or declare the same unlawful or cause the rescision thereof and to the best knowledge and belief of each of the Merritt Group, CIC and LLCI there is no basis for any such action, suit, proceeding or claim.

         3.5 Conflict with Other Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, with or


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



without the giving of notice or the lapse of time, any provision of law, federal or state or otherwise, applicable to any of the Merritt Group, CIC and LLCI and will not conflict with, or result in a breach or termination of any provision of, or constitute a default under, the Articles of Incorporation or Bylaws of CIC or LLCI, or pursuant to any loan agreement, indenture, mortgage, lease, contract or other agreement or instrument to which any of the foregoing is a party or by which any of them or their assets and properties may be bound.

         3.6 Consents. No consent, approval, authorization, filing or declaration of any third party or any governmental authority is required of any of the Merritt Group, CIC or LLCI in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 4
                                CLOSING DOCUMENTS

         4.1 Closing Documents to Purchaser. At the Closing, the Sellers and the Companies shall deliver or cause to be delivered to the Purchaser the following instruments and documents, duly executed by the Companies, Sellers or Persons or entities required by the Purchaser, as the case may be, unless otherwise indicated:

         (a) Stock certificates evidencing the Merritt Stock, duly endorsed for transfer or with duly executed stock powers attached, and such other documents as AutoCorp or AutoPrime may reasonably request to effect the transfer and assignment of the Merritt Stock free and clear of all Liens.

         (b) Additional Documents including those described on Exhibit "A" attached hereto.

         (c) All pertinent records, files, documents and papers relating to the Companies and their operations and businesses required to be delivered to Purchaser under this Agreement, or later reasonably requested by AutoCorp or AutoPrime.

         (d) Such other instruments and documents relating to the transactions contemplated by this Agreement as may reasonably be requested by AutoCorp or AutoPrime.







Master Agreement                                                         Page 10

                                    ARTICLE 5
                                     RELEASE

         Release. The Merritt Group, CIC and LLCI, and each of them hereby releases, acquits and forever discharges AutoPrime, AutoCorp, and all of their respective directors, officers, shareholders, affiliates, employees, professionals, agents, servants and employees and all persons, natural or corporate, in privity with them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory, or otherwise, that any of the foregoing or any of them has or might have, known or unknown, arising prior to or on the date hereof, or directly or indirectly related to this Transaction, it being intended to release all such claims of any kind arising prior to the date hereof which the Merritt Group might have against those hereby released, save and except only claims directly related to any material breach by AutoPrime or AutoCorp of their respective contractual obligations under this Agreement and the Additional Documents.


                                    ARTICLE 6
                            BROKERS, COUNSEL AND FEES

         6.1 Brokers. None of the parties to this Agreement has used a finder or broker in connection with this Agreement or the transactions contemplated by this Agreement or agreed to pay a finders fee or brokerage commission or fee, or any other compensation to any intermediary for acting or serving as a finder, broker or other intermediary in connection with this transaction.

         6.2 General. All parties to this Agreement have each engaged, or had the opportunity to engage separate legal firms to assist them with this Agreement and the transactions contemplated by this Agreement. Each party acknowledges that each has read and fully understands this Agreement and its legal effect, that each has executed this Agreement freely and without coercion, and that each has the ability, legal capacity and intention to fully perform all duties and obligations required under this Agreement and the Additional Documents.

         6.3 Fees. All fees and other related costs incurred in connection with the authorization and consummation of this Agreement shall be borne solely by the respective party who incurred them, and the other parties shall have no liability for such fees and costs, and the party who incurred such fees and costs shall indemnify and hold harmless the other party against liabilities for such fees and costs in the manner provided in Article 7.


                                    ARTICLE 7
                                  MISCELLANEOUS

         7.1 Issuances of Securities. All shares of securities which are to be issued pursuant to this Agreement shall only be issued at such time or times and in such manner as are permissible. under all applicable laws and regulations, including state and federal securities laws. All parties


Master Agreement                                                         Page 11
hereto agree to co-operate and use their best efforts to expedite the issuance of all such securities. The inability or failure to issue securities shall not affect the consummation of this Agreement which the parties acknowledge is consummated effective as of December 30, 1998. To the extent that any required securities are not issued and delivered on or before January 1, 2002, the parties agree to quantify, in dollars, the value of such unissued securities and the non-issuing party shall pay the quantified amount to the intended recipient party. In the event of disagreement as to value, the affected parties shall each designate an informal arbitrator and the amount in dispute shall be the average of their respective determinations.

         7.2 Further Actions. From time to time, as and when requested by any party to this Agreement, each party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take or cause to be taken, such further or other actions as may be reasonably necessary to consummate and effect the various transactions expressly required to be performed by any party to this Agreement, including, without limitation, the Additional Documents..

         7.3 Survival  of   Representations,  Warranties   and  Covenants.   All
representations, warranties and covenants in this Agreement shall survive Closing..

         7.4 Waivers and Consents. No waiver of compliance with any term, provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any breach of any representation, warranty or covenant or the term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other representation, warranty, covenant, term or provision. No extension of time for or consent to the performance of any obligation or act shall be deemed to be an extension of the time for or consent to the performance of any other obligation or act.

         7.5 Construction and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, regardless of the jurisdiction in which litigation relating to the subject matter hereof shall be initiated or continued. Venue for any such action shall be any court of competent jurisdiction of the State of Texas located in Dallas County, Texas.

         7.6 Entire Agreement. This Agreement, together with the attached Exhibit, the Additional Documents and those documents referred to in the foregoing sub-paragraph 7.2, contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings among them with respect to the Transaction. Neither this Agreement nor the Additional Documents may be amended, modified or changed in any respect except by an instrument in writing signed by all of the parties hereto. Notwithstanding anything herein to the contrary, any representation, warranty or disclosure made herein for one purpose shall also be deemed to be made for all other purposes as are appropriate.

         7.7 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.


Master Agreement                                                         Page 12

         7.8 Access to Books and Records. After Closing, each party shall afford any other party and its representatives, at their expense, reasonable access during normal business hours to all records and books of account of CIC, LLCI, and the Companies, Voting Trusts I and II and the Exchange Trust (including without limitation all books and records maintained by any of them prior to Closing and delivered to another party pursuant to this Agreement) and furnish each other party and its representatives with copies of any of the foregoing and all information concerning the business and affairs of each party and its representatives as it may reasonably request as being needed in the preparation of its federal income tax returns or its audited or unaudited financial statements, or for any other reasonable purpose. Prior to destroying any records which may be relevant to this provision, each party shall notify the others and allow the others to obtain those records at the other's cost and expense.

         7.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
         7.10 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
         7.11 Legal Fees and Costs. If any party shall breach any provision of this Agreement, or fail to timely and promptly perform as required hereunder, the breaching party shall be liable to all other parties for all damages directly or indirectly arising from or related to such breach, including, as damages, all attorneys fees, costs and expenses paid or incurred by the non-breaching party(ies) in the protection, preservation or prosecution of any rights or benefits directly or indirectly arising under or related to this Agreement.

         7.12 Assignability. This Agreement shall not be assignable by any party to this Agreement without the prior written consent of AutoCorp and AutoPrime, and any purported assignment by any party without such prior written consent shall be void.

         7.13 Controlling Document. If there shall be any conflict between the language or effect of any Additional Document and this Master Agreement, the terms of this Master Agreement shall control.

         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed on their behalf by a duly authorized officer or representative, as of the day and year first above written.

                                                AUTOPRIME, INC.

                                                By: /s/ Robert A. Baker
                                                        ----------------
                                                        Robert A. Baker
                                                        President

                                                AUTOCORP EQUITIES, INC.


                                                By: /s/ Charles Norman
                                                    --------------------
                                                        Charles Norman
                                                        President

Master Agreement                                                         Page 13

                                                CONSUMER INVESTMENT
                                                CORPORATION


                                                By: /s/ William O. Merritt
                                                    ----------------------------
                                                Name:   William O. Merritt
                                                     ---------------------------
                                                Title:  President
                                                     ---------------------------



                                                LENDERS LIQUIDATION
                                                CENTERS, INC.


                                                By: /s/  William O. Merritt
                                                    ----------------------------
                                                Name:    William O. Merritt
                                                     ---------------------------
                                                Title: President
                                                     ---------------------------


                                                /s/ William O. Merritt
                                                --------------------------------
                                                    William O. Merritt

                                                /s/ Dennis W. Miller
                                                --------------------------------
                                                    Dennis W. Miller

                                                /s/ Andrew J. Kacic
                                                --------------------------------
                                                    Andrew J. Kacic
                                                Excludes from release paragraph;
                                                Financial  Consulting  Agreement
                                                dated 6/18/98 plus approximately
                                                1.5 months of wages  and
                                                consulting fees.


                                                 /s/ Wayne McLaws
                                                --------------------------------
                                                     Wayne McLaws

                                                /s/  Vincent W. Bustillo
                                                --------------------------------
                                                     Vincent W. Bustillo

                                               /s/   Efrain Diaz
                                               ---------------------------------
                                                     Efrain Diaz



Master Agreement                                                         Page 14